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EXHIBIT 21.1

List of Subsidiaries

Subsidiary Name	Jurisdiction of Organization	Type of Entity
Bejing Wanfeng United Wireless Technology Consulting Co. (dba WFI China)	China	Corporation
Defense Systems, Incorporated	Virginia	Corporation
DTI Associates, Inc.	Viriginia	Corporation
EyeVelocity, Inc.	Washington	Corporation
Haverstick Consulting, Inc.	Indiana	Corporation
Haverstick Government Solutions, Inc.	Ohio	Corporation
HGS Holdings, Inc.	Indiana	Corporation
JMA Associates, Inc (dba TLA Associates)	Delaware	Corporation
Kratos Commercial Solutions, Inc.	Delaware	Corporation
Kratos Government Solutions, Inc.	Delaware	Corporation
Kratos Mid-Atlantic, Inc.	Delaware	Corporation
Kratos Souteast, Inc.	Georgia	Corporation
Kratos Southwest L.P.	Texas	Limited Partnership
Kratos Texas, Inc.	Texas	Corporation
Madison Research Corporation	Alabama	Corporation
Posinet, Inc.	Delaware	Corporation
Rocket Support Services, LLC	Indiana	Limited Liabilitity Company
WFI India Private Limited	India	Corporation
WFI NMC Corp.	Delaware	Corporation
WFI Uruguay S.A.	Uruguay	Corporation
Wireless Facilities International Hong Kong Limited	Hong Kong	Corporation
Wireless Facilities International Singapore PTE LTD.	Singapore	Corporation
Wireless Facilities International, Spain S.L.	Spain	Corporation
Wireless Facilities, Inc./Entel	Delaware	Corporation

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  EXHIBIT 21.1
List of Subsidiaries